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As filed with the Securities and Exchange Commission on July 21, 2008

Registration No. 333-150262

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rhino Resource Partners, L.P.*
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1221 (Primary Standard Industrial Classification Code Number)	56-2558621 (I.R.S. Employer Identification Number)

3120 Wall Street, Suite 310
Lexington, Kentucky 40513
(859) 389-6500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Nicholas R. Glancy
3120 Wall Street, Suite 310
Lexington, Kentucky 40513
(859) 389-6500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Charles E. Carpenter Vinson & Elkins L.L.P. 666 Fifth Avenue 26th Floor New York, New York 10103 (212) 237-0000	G. Michael O'Leary W. Mark Young Andrews Kurth LLP 600 Travis Suite 4200 Houston, Texas 77002 (713) 220-4200

          Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

* The registrant will convert into a corporation to be named Rhino Resources, Inc. in connection with this offering.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-150262) of Rhino Resource Partners, L.P. is being filed solely to amend Item 16(a) of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 3 does not modify the preliminary prospectus constituting Part I or Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus has not been included in this Amendment No. 3.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than the underwriting discount) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and The New York Stock Exchange listing fee, the amounts set forth below are estimates.

SEC registration fee		$18,078
FINRA filing fee		46,500
The New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent fees		3,500
Miscellaneous		*

Total	$	*

    *
    To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Our certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all our current or former directors or officers. As permitted by the DGCL, our certificate of incorporation provides that we will indemnify our directors against liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

        We have also entered into indemnification agreements with all of our directors and all of our named executive officers and employment agreements with all of our named executive officers. These indemnification agreements and employment agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

        The indemnification agreements and the employment agreements cover expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements and the employment agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements and the employment agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements and the employment agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

        We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

  •
  us, except for:

  •
  claims regarding the indemnitee's rights under the indemnification agreement;

  •
  claims to enforce a right to indemnification under any statute or law; and

  •
  counter-claims against us in a proceeding brought by us against the indemnitee; or

  •
  any other person, except for claims approved by our board of directors.

        We have obtained director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

        On January 11, 2006, in connection with the formation of the partnership, Rhino Resource Partners, L.P. issued (1) to Rhino GP LLC the 2% general partner interest in the partnership for $20 and (2) to Rhino Energy Holdings LLC the 98% limited partner interest in the partnership for $980 in an offering exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1	**	—	Form of Underwriting Agreement
3.1	*	—	Form of Amended and Restated Certificate of Incorporation of Rhino Resources, Inc.
3.2	*	—	Form of Amended and Restated Bylaws of Rhino Resources, Inc.
4.1	***	—	Specimen of Common Stock Certificate
5.1	**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
10.1	***	—
Credit Agreement by and among CAM Holdings LLC, the Guarantors Party Thereto, the Lenders Party Thereto, PNC Bank, National Association, as Administrative Agent, PNC National Markets LLC and National City Bank as Joint Lead Arrangers, and Wachovia Bank, National Association, Royal Bank of Canada and Raymond James Bank, FSB, as Co-Documentations Agents dated as of August 30, 2006
10.2	***	—
First Amendment to the Credit Agreement dated December 28, 2006 by and among CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders
10.3	***	—
Second Amendment to the Credit Agreement and Consent dated March 8, 2007 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders
10.4	***	—
Third Amendment to the Credit Agreement dated February 29, 2008 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders
10.5	***	—
Fourth Amendment to the Credit Agreement dated May 15, 2008 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders
10.6	*	—	Form of Fifth Amendment to the Credit Agreement
10.7	***	—	Form of Rhino Resources, Inc. Long-Term Incentive Plan
10.8	***	—	Form of Long-Term Incentive Plan Grant Agreement
10.9	*	—	Form of Employment Agreement of Nicholas R. Glancy
10.10	*	—	Form of Employment Agreement of Richard A. Boone

10.11	*	—	Form of Employment Agreement of David Zatezalo
10.12	*	—	Form of Employment Agreement of Christopher N. Moravec
10.13	*	—	Form of Employment Agreement of Thomas Hanley
10.14	***	—	Form of Registration Rights Agreement
10.15	***	—	Form of Administrative Services Agreement
10.16	***	—	Form of Contribution Agreement
10.17	***	—	Director Compensation Information
21.1	***	—	List of Subsidiaries of Rhino Resources, Inc.
23.1	***	—	Consents of Deloitte & Touche LLP
23.2	***	—	Consent of Deloitte & Touche LLP
23.3	***	—	Consent of Marshall Miller & Associates, Inc.
23.4	***	—	Consent of John T. Boyd Company
23.5	**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
24.1	***	—	Powers of Attorney (included on the signature page)
99.1	***	—	Consent of John P. McCarty, Director Nominee
99.2	***	—	Consent of Eugene D. Aimone, Director Nominee

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

(b)
Financial Statements Schedules.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Rhino Energy LLC
Lexington, Kentucky

        We have audited the consolidated financial statements of Rhino Energy LLC (the "Company") as of December 31, 2007 and 2006, and for the year ended March 31, 2006, the nine months ended December 31, 2006 and the year ended December 31, 2007, and have issued our report thereon dated April 10, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the adoption of SFAS No. 158, Employer's Accounting for Defined Benefit Pension and other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), and a change in the Company's fiscal year end), included elsewhere in this Registration Statement. Our audits also included the consolidated financial statement schedule appearing in Item 16(b) of this Registration Statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
April 10, 2008

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
For the year ended December 31, 2007
Allowance for doubtful accounts	$175,242	$—	$175,242	$—
For the nine months ended December 31, 2006
Allowance for doubtful accounts	$458,000	$175,242	$458,031	$175,242
For the year ended March 31, 2006
Allowance for doubtful accounts	$104,000	$458,000	$104,000	$458,000

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on July 21, 2008.

RHINO RESOURCE PARTNERS, L.P.
By:	Rhino GP LLC, its general partner
	By:	/s/ NICHOLAS R. GLANCY Nicholas R. Glancy Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 21, 2008.

Signature	Title

/s/ NICHOLAS R. GLANCY Nicholas R. Glancy	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ RICHARD A. BOONE* Richard A. Boone	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ MARK D. ZAND* Mark D. Zand	Chairman of the Board
/s/ JAY L. MAYMUDES* Jay L. Maymudes	Vice President—Finance and Administration, Secretary and Director
/s/ ARTHUR H. AMRON* Arthur H. Amron	Vice President, Assistant Secretary and Director
/s/ KENNETH A. RUBIN* Kenneth A. Rubin	Director
*By:	/s/ NICHOLAS R. GLANCY Nicholas R. Glancy	Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1**	—	Form of Underwriting Agreement
3.1*	—	Form of Amended and Restated Certificate of Incorporation of Rhino Resources, Inc.
3.2*	—	Form of Amended and Restated Bylaws of Rhino Resources, Inc.
4.1***	—	Specimen of Common Stock Certificate
5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
10.1***	—
Credit Agreement by and among CAM Holdings LLC, the Guarantors Party Thereto, the Lenders Party Thereto, PNC Bank, National Association, as Administrative Agent, PNC National Markets LLC and National City Bank as Joint Lead Arrangers, and Wachovia Bank, National Association, Royal Bank of Canada and Raymond James Bank, FSB, as Co-Documentations Agents dated as of August 30, 2006
10.2***	—
First Amendment to the Credit Agreement dated December 28, 2006 by and among CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders
10.3***	—
Second Amendment to the Credit Agreement and Consent dated March 8, 2007 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders
10.4***	—
Third Amendment to the Credit Agreement dated February 29, 2008 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders
10.5***	—
Fourth Amendment to the Credit Agreement dated May 15, 2008 by and among Rhino Energy LLC, a Delaware limited liability company formerly known as CAM Holdings LLC, each of the Guarantors (as defined therein), the Lenders Party Thereto, and PNC Bank, National Association, as administrative agent for the Lenders
10.6*	—	Form of Fifth Amendment to the Credit Agreement
10.7***	—	Form of Rhino Resources, Inc. Long-Term Incentive Plan
10.8***	—	Form of Long-Term Incentive Plan Grant Agreement
10.9*	—	Form of Employment Agreement of Nicholas R. Glancy
10.10*	—	Form of Employment Agreement of Richard A. Boone
10.11*	—	Form of Employment Agreement of David Zatezalo
10.12*	—	Form of Employment Agreement of Christopher N. Moravec
10.13*	—	Form of Employment Agreement of Thomas Hanley
10.14***	—	Form of Registration Rights Agreement

10.15***	—	Form of Administrative Services Agreement
10.16***	—	Form of Contribution Agreement
10.17***	—	Director Compensation Information
21.1***	—	List of Subsidiaries of Rhino Resources, Inc.
23.1***	—	Consents of Deloitte & Touche LLP
23.2***	—	Consent of Deloitte & Touche LLP
23.3***	—	Consent of Marshall Miller & Associates, Inc.
23.4***	—	Consent of John T. Boyd Company
23.5**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
24.1***	—	Powers of Attorney (included on the signature page)
99.1***	—	Consent of John P. McCarty, Director Nominee
99.2***	—	Consent of Eugene D. Aimone, Director Nominee

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX